Exhibit (h)(1)(iii)

Fund Accounting and Fund Administration Fee Letter

for

the Funds listed on Schedule A

each a series of

Waycross Independent Trust

This Fund Accounting and Fund Administration Fee Letter (this “Fee Letter”), dated October 1, 2023, applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Waycross Independent Trust (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement, the Fund Accounting Addendum, and the Fund Administration Addendum, each dated September 1, 2020 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Fund Accounting and Fund Administration Services provided under the Fund Accounting and Fund Administration Addendums, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree. The fees are subject to an annual minimum of $52,000 per Fund for the first twelve (12) months from the date of this Fee Letter and an annual minimum of $54,000 per Fund thereafter.

1.1	Multi-Manager: For Multi-Manager funds, Ultimus will not charge a fee for the first six sleeves, but will charge a fee of $1,000, annually per sleeve, for any additional sleeves.

1.2	Forms N-CEN and N-PORT & Tax Provisioning: For preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 22e-4 under the1940 Act, and for tax provisioning services, the Trust, the Funds, or the Adviser agrees to pay Ultimus an annual fee of $9,000 per Fund.

1.3	Asset-based fee:

Average Daily Net Assets	Administration Fee
Up to $100 million	0.0825%
$100 million to $250 million	0.07%
In excess of $250 million	0.05%

1.4	Liquidity Risk Management Program: The Fund agrees to pay Ultimus for providing assistance in connection with the maintenance of the Fund’s Liquidity Risk Management Program (“LRMP”).

1.4.1.	Annual Fee = $3,000 per year

1.4.2.	Other Related Fees

●	Form N-LIQUID preparation and related Board Notification = $500 per event

●	Optional ICE Vantage Liquidity Indicator Module = at cost

Waycross Independent Trust
Fund Accounting and Fund Administration Fee Letter
October 1, 2023	Page 1 of 5

1.5	State Registration (Blue Sky) Fees: The Fund shall pay its allocated federal and state regulatory filing fees. In addition, the Fund shall pay Ultimus the following fees per state registration:

Initial registration and any registration renewal	$150.00
Sales reports (if required)	$25.00

1.6	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Fund’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Performance Reporting

For Performance Reporting (including After-Tax Performance Reporting), Ultimus charges $200 per month per Fund (or to each share class if a Fund offers multiple classes of shares).

3.	Monthly Per Trade Fee

The Base fees, as described above, allow each Fund to execute up to 1,000 portfolio trades (i.e., purchases and sales) per month without additional fees. For portfolio trades in excess of this amount, Ultimus will charge the respective Fund $5.00 for each such portfolio trade.

4.	Price Quotes

The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.08
International Equity (Non-Fair Value)	$0.40
International Equity (Fair Value)	$0.70
Options	$0.10
Futures (Listed)	$0.27
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$0.60
Government/Agency	$0.58
Floating Rate MTN	$0.62
Municipal Bonds	$0.66
High Yield Corporate Bonds & High Yield Municipal Bonds	$0.82
International Bond	$1.08
ABS & ABS Home Equity	$1.09
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$1.09
CMBS	$1.42
CDO & CLO	$3.75
Leverage Loans/Bank loans [monthly]	$16.00
Exchange Rates - Spot and Forwards	$0.66

Waycross Independent Trust
Fund Accounting and Fund Administration Fee Letter
October 1, 2023	Page 2 of 5

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$100/month/CFC

5.	Reimbursable Expenses

Each Fund will also reimburse Ultimus for certain third-party expenses incurred by Ultimus on the Fund’s behalf, including, but not limited to, travel expenses to attend the Trust’s Board meetings and any other expenses approved by the Trust (or, with respect to a Fund, its investment adviser). In addition, each Fund will be responsible for its normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, fees and expenses of the Fund’s other vendors and providers, and third-party data costs and data services, such as those required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act, and will reimburse Ultimus for any such expenses to the extent incurred by Ultimus.

6.	Term

6.1	Initial Term. The initial term for a Fund shall continue in effect from its commencement date (or the date of this Fee Letter, whichever is later) through the end of the 36th month thereafter (the “Initial Term”).

6.2	Renewal Terms. After the Initial Term, this Fee Letter shall automatically renew with respect to a Fund for successive one-year periods (each a “Renewal Term”).

6.3	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated, for purposes of this Fee Letter, as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case, the Adviser shall be responsible for payment of any amounts required to be paid by the Adviser under the Agreement, including without limitation any reimbursements for cash disbursements made by Ultimus and any fee for post-termination deconversion or liquidation services.

6.4	Liquidation. Upon termination of the Agreement with respect to a Fund due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust or the Adviser the compensation described in this Fee Letter through the end of the month of liquidation, and the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents, and a reasonable fee for post-termination liquidation services as mutually agreed to by Ultimus and the Trust.

7.	Fee Increases

Ultimus may annually increase the minimum fee listed in section 1.1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1; provided that Ultimus gives notice of such increase to the Trust’s Board of Trustees and the Adviser, not less than 75 days prior to the start of the new Term, to be effective

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Waycross Independent Trust
Fund Accounting and Fund Administration Fee Letter
October 1, 2023	Page 3 of 5

on the first day of the new Term. Any CPI-U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

8.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

Waycross Independent Trust
Fund Accounting and Fund Administration Fee Letter
October 1, 2023	Page 4 of 5

The parties duly executed this Fund Accounting and Fund Administration Fee Letter dated October 1, 2023.

	Waycross Independent Trust		Ultimus Fund Solutions, LLC

By:		By:
Name:	Christopher Herb	Name:	Gary Tenkman
Title:	Vice President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Waycross Partners, LLC

By:
Name:	Chris Greco
Title:	Chief Executive Officer

Waycross Independent Trust
Fund Accounting and Fund Administration Fee Letter
October 1, 2023	Page 5 of 5

Transfer Agent and Shareholder Services Fee Letter

for

the Funds listed on Schedule A

each a series of

Waycross Independent Trust

This Transfer Agent and Shareholder Services Fee Letter (this “Fee Letter”), dated October 1, 2023, applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Waycross Independent Trust (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement, and the Transfer Agent and Shareholder Services Addendum, each dated September 1, 2020 (the ” Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Fund, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

Annual fee per open shareholder account:
Direct Accounts	$ 18.00 per account

NSCC Fund/Serve Accounts	$ 15.00 per account

IRA Maintenance Fee (if applicable)	Additional $ 15.00 per account

Annual fee per closed shareholder account	$ 1.00 per closed account

Web inquiry access (if applicable)
Initial set-up fee	$ 1,000 per fund

For Web Inquiry Access - Annual fee	$ 7,200 per fund

Minimum fee per year for open and closed accounts in the aggregate	$18,000 per Fund/share class
For each fund or share class in a multi-class fund with less than 100 accounts	$ 12,000 per year

For each fund or share class in a multi-class fund with more than 100 accounts	$ 15,000 per year

Waycross Independent Trust
Transfer Agent and Shareholder Services Fee Letter
October 1, 2023	Page 1 of 4

Shareholder Fees*
Annual IRA Custodial Fee	$25.00
Removal of excess contribution or Roth conversion/recharacterization	$25.00
Outbound Wire	$15.00
Returned ACH/Bounced Check	$25.00
IRA Withdrawal Fee (transfer or redemption)	$25.00
Overnight Delivery	$35.00
Statement Retrieval Fee	$25.00

*	Fee may be passed through to shareholders of the Fund(s).

1.2.	☐ MFPS I or ☐ MFPS II

One-time Fees: $500 per no-load fund family; $1,000 per load fund family

Ongoing (Monthly) Fees:

MFPS I (only): $325 per month (paid to NSCC)

MFPS II (includes MFPS I):

No. of CUSIPS	Paid to Ultimus	Paid to NSCC	Total
0-5	$75	$250	$325
6-10	$100	$250	$350
11-20	$200	$250	$450
20-25	$250	$250	$500
26+	$350	$1,250	$1,600

The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

1.3.	Annual Fees are computed over a 12-month period beginning with the commencement date of this Fee Letter and each 12-month period thereafter. The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Fund’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Funds’ behalf, including, but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, stationery, envelopes, check printing and writing, AML verification, record retention, lost shareholder search, VRU maintenance and development Fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses

Waycross Independent Trust
Transfer Agent and Shareholder Services Fee Letter
October 1, 2023	Page 2 of 4

3.	Term

3.1	Initial Term. The initial term for a Fund shall continue in effect from its commencement date (or the date of this Fee Letter, whichever is later) through the end of the 36th month thereafter (the “Initial Term”).

3.2	Renewal Terms. After the Initial Term, this Fee Letter shall automatically renew with respect to a Fund for successive one-year periods (each a “Renewal Term”).

3.3	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated, for purposes of this Fee Letter, as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case, the Adviser shall be responsible for payment of any amounts required to be paid by the Adviser under the Agreement, including without limitation any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination deconversion or liquidation services.

3.4	Liquidation. Upon termination of the Agreement with respect to a Fund due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust or the Adviser the compensation described in this Fee Letter through the end of the then-current term, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents, and a reasonable fee for post-termination liquidation services as mutually agreed to by Ultimus and the Trust. The foregoing liquidation fees shall not be duplicative with fees paid through the end of the month in which service was terminated.

4.	Fee Increases

Ultimus may annually increase the minimum fee listed in section 1.1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)2; provided that Ultimus gives notice of such increase to the Trust’s Board of Trustees and the Adviser, not less than 75 days prior to the start of the new Term, to be effective on the first day of the new Term. Any CPI-U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

[2]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Waycross Independent Trust
Transfer Agent and Shareholder Services Fee Letter
October 1, 2023	Page 3 of 4

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated October 1, 2023.

	Waycross Independent Trust		Ultimus Fund Solutions, LLC
on its own behalf and on behalf of the Funds

By:		By:
Name:	Christopher Herb	Name:	Gary Tenkman
Title:	Vice President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Waycross Partners, LLC

By:
Name:	Chris Greco
Title:	Chief Executive Officer

Waycross Independent Trust
Transfer Agent and Shareholder Services Fee Letter
October 1, 2023	Page 4 of 4